                                                                     Exhibit 4.3


                   SENIOR SUBORDINATED INCREASING RATE NOTES:

                        SUMMARY OF TERMS AND CONDITIONS


ISSUER:                  Doubletree Corporation (the "Company").

PURCHASERS:              Morgan Stanley Group Inc. ("Morgan Stanley"), The Bank
                         of Nova Scotia, First Union Corporation and Societe
                         Generale Investment Corporation or, in any such case, one of its affiliates designated by it and one or more other purchasers (collectively, the "Purchasers"), in each case in the proportions set forth in the Commitment Letter.

FEES:                    As set forth in the Commitment Letter.

ISSUE: Senior Subordinated Increasing Rate Notes (the "Bridge Notes") issued pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement") among the Company and the Purchasers.

USE OF PROCEEDS:         The proceeds of the Bridge Notes will be used (i) to
                         finance, in part, the consideration payable in connection with the Acquisition and the Refinancing and (ii) to pay costs and expenses in connection with the Acquisition and the Refinancing.

PRINCIPAL AMOUNT:        Up to $150,000,000, as determined by the Company.

PRICE:                   100% of principal amount.

INTEREST RATE:           Interest on the Bridge Notes shall be paid at the
                         Applicable Interest Rate (as defined below) and payable quarterly in arrears. "Applicable Interest
                         Rate" means the highest of the following, as determined as of the beginning of each three-month period: (i) the prime rate (as announced from time to time by Citibank N.A.) plus 300 basis points, (ii) three-month U.S. Dollar LIBOR (as determined from specified sources) plus 575 basis points and (iii) the highest yield on any of the 1, 3, 5 and 10-year direct obligations issued by the United States plus 475 basis points; provided that if the Bridge Notes are not retired in whole by the end of the first six months following the issuance date, the Applicable Interest
                         Rate otherwise in effect will increase by 100 basis points and shall thereafter increase by an additional
                         50 basis points at the end of each subsequent three-month period for so long as the Bridge Notes are outstanding (the "Incremental Spread"); and provided, further, that (A) in no event shall the Applicable
                         Interest Rate exceed 19.0% and (B) the amount of cash interest paid will be subject to a cap of 16.0%, with the excess (if any) of the Applicable Interest Rate over such cash interest cap to be paid in additional
                         Bridge Notes.


MATURITY:                One year from the date of issuance.

SUBORDINATION:           The Bridge Notes, and the guarantees thereof by
                         subsidiaries of the Company, will be subordinated to the Credit Facility (including interest hedging arrangements entered into in connection therewith and an additional principal amount thereunder to be negotiated), certain existing indebtedness of the Company and the Target and certain refinancings thereof on terms to be agreed.

GUARANTEES:              Each of the Company's direct and indirect subsidiaries
                         that is a borrower or guarantor with respect to the Credit Facility or any refinancing thereof will, so long as it is a borrower or guarantor with respect to the Credit Facility or such a refinancing, guarantee the Company's obligations under the Bridge Notes and the Securities Purchase Agreement.

MANDATORY REDEMPTION:    The Company will redeem the Bridge Notes with, subject
                         to certain agreed exceptions, (i) the net proceeds from the issuance of any equity or subordinated debt securities (the "Permanent Financing"), (ii) the net proceeds from the incurrence of any other debt to the extent permitted by the Credit Facility, and (iii) the net proceeds from asset sales in excess of the amount thereof required to be paid to the banks under the Credit Facility other than asset sales in the ordinary course of business and asset sales the proceeds of which are reinvested in like assets (subject, in each case to size and other limitations to be mutually agreed upon); in each case, the redemption price shall be at par plus accrued interest; provided, that the redemption price shall be 104.167% of par plus accrued interest if the Bridge
                         Notes are redeemed with or in anticipation of funds raised by any means other than a transaction in which Morgan Stanley or any of its affiliates has been given an opportunity to act as lead agent or lead underwriter on market terms and has declined for reasons other than then existing market conditions.

CHANGE-OF-CONTROL        The Company will redeem, subject to certain
                         conditions, the Bridge Notes upon any
                         change-of-control of the Company at a redemption price of 104.167% of par plus accrued interest (or, if Morgan Stanley or any of its affiliates shall have been offered an opportunity to act as lead agent or lead underwriter on market terms with respect to the offering, the funds from which shall have been used to so redeem the Bridge Notes, and has declined for reasons other than then existing market conditions
                         100% of par plus accrued interest).

INTEREST PAYMENT:        Quarterly in arrears.

OPTIONAL REDEMPTION:     The Bridge Notes will be callable, in whole or in
                         part, upon not less than 3 business days' written notice, at the option of the Company, at any time at par plus accrued interest to the redemption date;
                         provided that the redemption price shall be 104.167% of par plus accrued interest if the Bridge Notes are refunded (whether at the time of redemption or maturity) with or in anticipation of funds raised by any means other than a transaction in which Morgan
                         Stanley or any of its affiliates has been given an opportunity to act as lead agent or lead underwriter on market terms and has declined for reasons other than then existing market conditions.

MANDATORY EXCHANGE:      If the Bridge Notes have not been previously redeemed
                         in full for cash on or prior to maturity, the principal of the Bridge Notes outstanding at maturity may, subject to certain conditions precedent, be satisfied at maturity through the issuance and delivery of the Rollover Notes described in Exhibit B to the Commitment Letter. The Rollover Notes will be issued at the same time as the Bridge Notes and held in escrow, as described below, pending such mandatory exchange.

RIGHT TO RESELL
BRIDGE NOTES:            The Purchasers shall have the absolute and
                         unconditional right to resell the Bridge Notes to one or more third parties, whether by assignment or participation, in compliance with applicable law.

EXPIRATION DATE:         The obligations of the Purchasers to purchase Bridge
                         Notes will expire upon the earlier of (i) immediately prior to the consummation of the Acquisition or another transaction or series of transactions (other than the Transaction) in which the Company or any of its affiliates acquires any stock or assets of the Target, including, without limitation, the Alternate
                         Transaction, (ii) termination of the Acquisition
                         Agreement, and (iii) December 1, 1996 (or, if the
                         Company shall have made a Commitment Extension
                         Election and paid the Additional Commitment Fee on or prior to November 28, 1996, January 31, 1997).

EQUITY AMOUNT; ESCROW:   On the date of the issuance of the Bridge Notes,
                         warrants ("Warrants") representing 3.5% of the common stock of the Company (the "Escrowed Warrant Amount"), which Warrants shall contain reasonable anti-dilution provisions, will be placed in an escrow account with a mutually agreeable escrow agent and will be released either (i) at the direction of the Company and Morgan
                         Stanley or one of its affiliates, as the lead agent or lead underwriter (the "Placement Agent") with respect to the Permanent Financing (as referred to in the Commitment Letter), to the purchasers purchasing the securities issued in such refinancing, in amounts agreed by the Placement Agent and the Company to be reasonably necessary to facilitate the sale of such securities or (ii) to the holders of the Bridge Notes
                         (or Rollover Notes, if any are issued) (A) 2.5% upon the first anniversary of the issuance of the Bridge
                         Notes and (B) 0.25% upon each third month thereafter through the second anniversary of the issuance of the Bridge Notes, in each case if any Bridge Notes or Rollover Notes are then outstanding, with all such amounts pursuant to this clause (ii) being reduced pro rata (or in such other proportion as the Company and the Purchasers shall mutually agree) if less than 100% of the Bridge Notes or Rollover Notes originally issued are then outstanding.


                         All Warrants will be exercisable at a nominal price for a period of five years from the date such warrants are released from the Escrow and will have customary anti-dilution provisions and demand and "piggy back" (subject to reasonable "cut-back" and other customary provisions) registration rights.

                         In addition, the Rollover Notes will be held, undated, in escrow by the same escrow agent from the date that the Bridge Notes are purchased.

CONDITIONS TO FUNDING:   In addition to conditions precedent typical for
                         leveraged financings similar to the Bridge Financing that are mutually acceptable to the Company and the Purchasers, the execution and closing of the Securities Purchase Agreement and the funding of the Bridge Notes will be subject to satisfaction of the following conditions precedent:

                         1. The Acquisition shall have been consummated in accordance with the Acquisition Agreement, and the Acquisition Agreement and other documentation shall be satisfactory in form and substance to the Purchasers, without any amendment, modification or waiver of any of the terms or conditions thereof except with the prior written consent of the Purchasers (which will not be unreasonably withheld).

                         2. The other financings and transactions contemplated to be consummated on the closing date in connection with the Transaction, including, without limitation, the Refinancing, the Private Equity Offering, the Equity Rollover and the Credit Facility, shall have been consummated prior to (or shall be consummated simultaneously with) the issuance of the Bridge Notes, all on terms and conditions reasonably satisfactory to the Purchasers, it being understood that (x) the form of the Merger Agreement (including the exhibits thereto) and the structure of the Acquisition, in each case as in effect on the date hereof, are satisfactory, (y) the pricing, maturity and general structure of the Credit Facility as in effect on the date hereof are satisfactory and (z) the general terms of the Private Equity Offering, as in effect on the date hereof, are satisfactory; provided that notwithstanding (x),

                             (y) and (z) above, (A) the definitive
                             documentation for the Credit Facility (including, but not limited to, the specific terms and provisions of the covenants, representations and warranties, events of default, remedies, guaranties and security interests) is still required to be in form and substance reasonably satisfactory to the Purchasers and (B) the definitive documentation evidencing the Private Equity Offering is still required to be reasonably satisfactory to the Purchasers.


                         3. Receipt by the Purchasers of evidence satisfactory to them that the Company and the Target have cash (other than proceeds from the Credit Facility, the Private Equity Offering and the Bridge Financing) on hand in an amount sufficient, together with the proceeds of the Term Facility, the Private Equity Offering, the Bridge Financing and not more than $15 million in borrowings under the Revolving Facility, to consummate the Acquisition and the Refinancing and to pay all fees and expenses incurred in connection with the Transaction.

                         4. The Purchasers shall have received copies of a comfort letter from the Company's accountants.

                         5. Receipt by the Purchasers of solvency certificates to the extent required by the lenders under the Credit Facility.

                         6. Satisfactory completion of the Securities Purchase Agreement and all other documentation relating to the Bridge Notes in form and substance satisfactory to the Purchasers, including issuance of appropriate guarantees, and receipt by the Purchasers of satisfactory opinions of counsel to the Company and to the Purchasers as to the transactions contemplated thereby (including, without limitation, compliance with all applicable securities laws), together with customary closing documentation.

                         7. All necessary governmental approvals (other than approvals required to effect the transfer of liquor licenses), all necessary shareholder and board of director approvals and the approval of the lender to Red Lion Inns Operating L.P. (or (x) the written acknowledgment by such lenders that such approval is not necessary or (y) the issuance of an opinion of counsel to the Company, satisfactory in form and substance to the Purchasers, that no such approval is necessary), in each case necessary in connection with the Transaction and the other transactions contemplated by the Bridge Financing and otherwise referred to herein, shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Bridge Financing or otherwise referred to herein.

                         8. Nothing shall have occurred (and (x) the Purchasers shall not have become aware of any facts or conditions not previously disclosed to them and (y) no information previously submitted to the Purchasers by or on behalf of the Company (including, without limitation, financial, accounting and tax information) is inaccurate, incomplete or misleading) which (in any such case) could reasonably be expected to have a material adverse effect on the Transaction or the business, property, assets, operations, liabilities or financial condition of the Company, the Target and their respective subsidiaries taken as a whole.

                         9. Absence of any material adverse change in or material disruption of financial, syndication or capital markets, that would have a material adverse effect on the Permanent Financing, as determined by the Purchasers in their reasonable discretion.

                         10. Absence of any material pending or threatened
                             litigation or other proceedings by any entity (private or governmental) with respect to the Transaction, the Bridge Financing, the Permanent Financing or any documentation executed in connection therewith or which the Purchasers reasonably determine could be reasonably be expected to have a material adverse effect on the business, property, assets, operations, liabilities or financial condition of the Company, the Target or the Company and its subsidiaries taken as a whole.

                         11. Absence of any default or event of default.

                         12. Absence of any change of control of the Company.

                         13. There shall have been no material changes to
                             corporate and capital structure (and all agreements related thereto) of the Company and its subsidiaries, or to any organizational documents of such entities.

                         14. The Purchasers shall have received consent from
                             the Credit Facility lenders, if any, concerning the anticipated terms and conditions of the Bridge Notes, the Rollover Notes and the Permanent Financing, including the application of the proceeds from any such financing. Such terms will include usual and customary terms for securities of this type.

                         15. All costs, fees, expenses (including, without
                             limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Purchasers on or prior to the Closing Date shall have been paid.



REPRESENTATIONS AND
WARRANTIES:              The Securities Purchase Agreement will contain
                         representations and warranties to the holders of the Bridge Notes which are usual and customary for transactions of this nature or reasonably required by the Purchasers for this transaction, including, but not limited to, the following:


                          1. Corporate existence.

                          2. Corporate and governmental authorizations; no
                             contravention; binding and enforceable agreements.

                          3. Financial information.

                          4. No material adverse change.

                          5. Environmental matters.

                          6. Compliance with laws, including ERISA and
                             environmental laws.

                          7. No material litigation.

                          8. Existence, incorporation, etc., of subsidiaries.

                          9. Payment of taxes and other material obligations.

                         10. No default or event of default.

                         11. Full disclosure.

                         12. Other deal specific representations.


COVENANTS:               The Securities Purchase Agreement will contain usual
                         and customary covenants for securities of this nature or reasonably required by the Purchasers for this transaction, including, without limitation, the following:


                         1.  Furnishing of information.

                         2.  Maintenance of property; insurance coverage.

                          3. Compliance with laws; conduct of business;
                             inspection of properties.

                          4. Use of proceeds.

                          5. Restrictions on indebtedness.

                          6. Negative pledge.

                          7. Restrictions on dividends and other restricted
                             payments (including redemptions and prepayment of junior or pari passu indebtedness).

                          8. Restrictions on asset sales, including
                             sale-leasebacks.

                          9. Restrictions on transactions with affiliates.

                         10. Restrictions on mergers and consolidations.

                         11. Refinancing of Bridge Notes.

                         12. Limitation on investments.

                         13. Other deal specific covenants.



EVENTS OF DEFAULT:       The Securities Purchase Agreement will contain usual
                         and customary events of default for securities of this nature or reasonably required by the Purchasers for this transaction, including, without limitation, the following:


                         1. Failure to pay any principal when due or any interest or fees payable within 10 days of when due.

                         2. Failure to meet covenants, with grace periods where appropriate.

                         3. Representations or warranties false in any material respect when made.

                         4. Cross acceleration to other material debt of the Company and its subsidiaries.

                         5.  Material judgment defaults.

                         6.  Change-of-control of the Company.

                         7. Other usual defaults, including, without limitation, insolvency, bankruptcy and ERISA.


INDEMNIFICATION:         The Company will indemnify the Purchasers against all
                         losses, liabilities, claims, damages or expenses relating to the Bridge Notes, the Securities Purchase
                         Agreement and the Company's use of the Bridge Note proceeds or the commitments, including, but not limited to, reasonable attorney's fees and settlement costs, substantially on the terms set forth in the Commitment
                         Letter.


EXPENSES:                The Company will pay all reasonable legal and other
                         out-of-pocket expenses of the Purchasers promptly upon receipt of reasonably detailed invoices therefor, including reasonable travel costs, document production and other expenses of this type, and the reasonable fees of outside counsel and fees of other professional advisors engaged with the Company's consent.

GOVERNING LAW:           State of New York.

                      SENIOR SUBORDINATED ROLLOVER NOTES:

                        SUMMARY OF TERMS AND CONDITIONS


ISSUER:                  Doubletree Corporation (the "Company").

PURCHASERS:              The Purchasers and any other holder or holders of the
                         Bridge Notes.

ISSUE:                   Senior Subordinated Rollover Notes (the "Rollover
                         Notes")

PRINCIPAL AMOUNT:        Up to the outstanding principal amount of the Bridge
                         Notes plus an amount equal to 4.167% of such principal amount, representing a funding fee payable to the Purchasers.

PURPOSE: The Rollover Notes will be used in their entirety to redeem 100% of the outstanding principal amount of the Bridge Notes.

MATURITY:                8 years after the issuance date of the Rollover Notes.

INTEREST RATE:           Interest on the Rollover Notes shall be paid at the
                         Applicable Interest Rate (as defined below) and payable quarterly in arrears. "Applicable Interest
                         Rate" means the sum of (A) the Incremental Spread (as defined in the Summary of Terms and Conditions for the Bridge Notes) as of the date of the issuance of the Rollover Notes, which shall (for so long as the Rollover Notes are held by the Purchasers) increase by an additional 50 basis points at the end of each three-month period for so long as the Rollover Notes are outstanding, plus (B) the highest of the following, as determined as of the beginning of each three-month period: (i) the prime rate (as announced from time to time by Citibank N.A.) plus 300 basis points, (ii) three-month U.S. Dollar LIBOR (as determined from specified sources) plus 575 basis points and (iii) the highest yield on any of the 1, 3, 5 and 10-year direct obligations issued by the United
                         States plus 475 basis points; provided that (A) in no event shall the Applicable Interest Rate exceed 19.0% and (B) the amount of cash interest paid will be subject to a cap of 16.0%, with the excess (if any) of the Applicable Interest Rate over such cash interest cap to be paid in additional Rollover Notes.

OPTIONAL REDEMPTION:     For so long as they are held by the Purchasers, the
                         Rollover Notes will be redeemable at the option of the Company, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date;
                         provided, however, that if the Rollover Notes are sold to unaffiliated third party purchasers on a fixed rate basis no less favorable to the Company than the then applicable rate of interest (it being understood that the Purchasers shall have the right to unilaterally fix the Interest Rate on the Rollover Notes in conjunction with such third party sales and it also being understood that no such third party sales shall take place unless the Company has been given 30 days' prior notice), the Rollover Notes will be non-callable for 5 years from the date of issuance and will be callable thereafter at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the date of issuance of the Rollover Notes, declining ratably on each yearly anniversary to par one year prior to the maturity of the Rollover Notes.


MANDATORY REDEMPTION:    Same as Bridge Notes, except that the redemption price
                         shall be at par plus accrued interest.

CHANGE-OF-CONTROL:       The Company will redeem, subject to the certain
                         conditions, the Rollover Notes upon any
                         change-of-control of the Company at a redemption price of 101% of par plus accrued interest.

SUBORDINATION:           Same as Bridge Notes.

GUARANTEES:              Same as Bridge Notes.

REGISTRATION RIGHTS:     The Company will file, and will use its best efforts
                         to cause to become effective, a "shelf" registration statement with respect to the Rollover Notes as soon as practicable after the issuance of the Rollover
                         Notes. The Company will keep the registration statement for the Rollover Notes effective until the Rollover Notes shall have been redeemed. If a "shelf" registration statement for the Rollover Notes has either (i) not been filed within 60 days from the date of issuance of the Rollover Notes, or (ii) not been declared effective within 120 days from the date of issuance of the Rollover Notes, the Company will pay liquidated damages of $.192 per week per $1,000 principal amount of Rollover Notes until such time as such registration statement has become effective. The
                         Company will also pay such liquidated damages for any period of time following the effectiveness of such registration statement that the registration statement is not available for resales thereunder. In addition, the holders of the Rollover Notes will have the right to "piggy-back" on the registration of any debt securities which are registered by the Company unless all of the Rollover
                         Notes will be redeemed from the proceeds of such securities.

RIGHT TO RESELL
  ROLLOVER NOTES
  AND WARRANTS:          The Purchasers shall have the absolute and
                         unconditional right to resell Rollover Notes and Warrants in compliance with applicable law to any third parties.

RELEASE OF EQUITY
  FROM ESCROW:           In the event that the Rollover Notes are exchanged for
                         the Bridge Notes, the Purchasers shall be entitled to receive and retain the Warrants held in escrow at the times and in the amounts described in the Summary of Terms and Conditions for the Bridge Notes.

DEFEASANCE PROVISIONS:   None.

CONDITIONS TO ISSUANCE:  The right to issue the Rollover Notes will be subject to satisfaction of the following conditions precedent:
                         (i) at the time of issuance, there shall exist no bankruptcy or payment default or cross acceleration under the Securities Purchase Agreement, (ii) all fees and other amounts owing to the Purchasers and then payable shall have been paid in full and (iii) no injunction, decree, order or judgment enjoining such issuance shall be in effect.

REPRESENTATIONS,
  WARRANTIES, COVENANTS,
  EVENTS OF DEFAULT,
  INDEMNITIES AND
  EXPENSES:              As in the Securities Purchase Agreement (see above).

GOVERNING LAW:           State of New York.